Exhibit 10.1

[Rayonier Letterhead]

May 28, 2014
Paul Boynton
Chief Executive Officer
Rayonier Advanced Materials Company
1301 Riverplace Blvd.
Jacksonville, FL 32207

Dear Paul:
The Rayonier Inc. Board of Directors believes that your efforts in your capacity as Chief Executive Officer of Rayonier Advanced Materials Inc. (“RYAM”) are crucial to the success of RYAM and to enhancing shareholder value.
To acknowledge your efforts in the successful completion of the spin off of RYAM as a separate public company (the “Transaction”) and to reward your commitment to remain as its chief executive officer through August 31, 2018, this letter describes a Special Restricted Stock Grant, your right to which will vest if the Transaction closes and you satisfy the Employment Condition described below.
Special Stock Grant
If the closing of the Transaction is successful and you meet the Employment Condition specified below, you will receive a special grant of $4,000,000 in shares of common stock of RYAM, with the number of shares determined by applying the average closing price of a share of RYAM common stock on the New York Stock Exchange for the ten trading days preceding the date of issuance (“Special Stock Grant”), together with a cash payment of the Dividend Equivalent Amount (defined below). The Dividend Equivalent Amount will be paid along with the shares reflecting the Special Stock Grant, within ten business days after satisfaction of the Employment Condition.
The “Dividend Equivalent Amount” shall be equal to the sum of the value of dividends that would have been paid on a notional investment of the number of RYAM shares of common stock in the Special Stock Grant had such investment been made on the first trading day after the closing of the Transaction at the closing price on that day, together with notional interest on such amounts at the applicable federal rate for short term obligations, adjusted quarterly, from the dividend payment date, in each case through the date your Employment Condition is satisfied.
Your right to the Special Stock Grant and the Dividend Equivalent Amount is subject to your employment with RYAM not being voluntarily terminated by you or terminated by RYAM for Cause, as defined in the RYAM Executive Severance Pay Plan (the "Severance

Exhibit 10.1

Plan"), prior to August 31, 2018 (the "Employment Condition"). Additionally, the Employment Condition will be deemed satisfied and the Special Stock Grant and Dividend Equivalent Amount will be payable immediately upon a Change in Control (as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, if required to avoid penalties thereunder at the time, and otherwise as such term is defined for purposes of the Severance Plan) or if you are terminated for reasons other than Cause.
The Board of Directors’ intent is that this agreement is to award you the Special Stock Grant upon satisfaction of the Employment Condition as an award of restricted stock units for purposes of the RYAM Incentive Stock Plan. For the avoidance of doubt, this agreement is effective only upon the closing of the Transaction before December 31, 2014.
Miscellaneous
Nothing in this agreement shall be construed as changing your status as an employee-at-will of Rayonier or RYAM at any time.
The terms and provisions of this agreement shall be binding on and inure to the benefit of your heirs, executors, administrators and other legal representatives and shall be binding on and inure to the benefit of RYAM and its successors and assigns.
This agreement constitutes the entire agreement between the parties with respect to the Special Stock Grant and the Dividend Equivalent Amount and no other agreement, oral or otherwise, shall be binding upon the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties with respect to this matter other than those that are expressly contained in this agreement.
If any provision of this agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, in whole or in part, the remaining provisions of this agreement, or their remaining portions, will nevertheless continue with full force and effect, and you agree that a court of competent jurisdiction will have jurisdiction to reform such provision to the extent necessary to cause it be to enforceable to the maximum extent permitted by law, and you agree to be bound by such reformation.
This agreement shall be governed by and construed in accordance with the laws of the State of Florida.

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Exhibit 10.1

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Please indicate your understanding and agreement with the above by signing this document and returning it to my attention.

By:	/s/ James L. Posze
Name:	James L. Posze
Title:	SVP, Human Resources
Rayonier Advanced Materials Rayonier Inc.

ACCEPTED AND AGREED:

/s/ Paul G. Boynton
Paul G. Boynton

Date: May 28, 2014

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